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                                                                     EXHIBIT 4.2

                               THE SHAW GROUP INC.
                    2001 EMPLOYEE INCENTIVE COMPENSATION PLAN
               (AS AMENDED AND RESTATED THROUGH JANUARY 24, 2003)


1.       PURPOSE OF PLAN.

         The Shaw Group Inc. 2001 Employee Incentive Compensation Plan has been established by the Company to (i) attract and retain persons eligible to participate in the Plan; (ii) motivate participants, by means of appropriate incentives, to achieve long-range goals; (iii) provide incentive compensation opportunities that are competitive with those of other similar companies; and
(iv) further identify participants' interests with those of the Company's other shareholders through compensation that is based on the Common Stock thereby promoting the long-term financial interest of the Company and its Subsidiaries, including the growth in value of the Company's equity and enhancement of long-term shareholder return.

2.       DEFINITIONS.

         Unless otherwise required by the context, the following terms when used in the Plan shall have the meanings set forth in this Section 2:

                  (a) "Agreement": An agreement evidencing an Award in such form as adopted from time to time by the Committee pursuant to the Plan.

                  (b) "Award": Any award or benefit granted under the Plan, including without limitation, the grant of Options, SARs, Restricted Stock, Performance Shares or Incentive Bonuses, or any combination thereof, under the Plan.

                  (c) "Board of Directors": The Board of Directors of the
         Company.

                  (d) "Cause": For purposes of the Plan, whether the termination of a Participant's employment shall have been for Cause shall be determined by the Committee in its sole discretion, if said Participant has: (i) been convicted of, or has pleaded guilty or nolo contendere to a charge that he committed a felony under the laws of the United States or any state or a crime involving moral turpitude, including but not limited to fraud, theft, embezzlement or any crime that results in or is intended to result in personal enrichment at the expense of the Company or its Subsidiaries; (ii) perpetrated a fraud against, or theft of property of the Company or any of its Subsidiaries; (iii) committed acts amounting to gross negligence, intentional neglect or willful misconduct in carrying out his duties and responsibilities as an employee of the Company or one or more of its Subsidiaries; (iv) willfully or persistently failed to attend to his duties as an employee of the Company or one or more of its Subsidiaries; or (v) as a result of his gross negligence or willful misconduct, committed any act that causes, or has knowingly failed to take reasonable and appropriate action to prevent, any material injury to the financial condition or business reputation of the Company or any of its Subsidiaries.

                  (e) "Change of Control": For the purposes of the Plan, the term Change in Control shall mean the happening of any of the following:

                           (i) any "person" as defined in Section 3(a)(9) of the
                  Exchange Act, and as used in Section 13(d) and 14(d) thereof, including a "group" as defined in Section 13(d) of the



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                  Exchange Act (but excluding any shareholder of record of the
                  Company as of January 1, 2000, owning 10% or more of the combined voting power of the Company's securities which are entitled to vote in the election of directors of the Company) directly or indirectly becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), of securities of the Company representing 20% or more of the combined voting power of the Company's then outstanding securities which are entitled to vote with respect to the election of directors;

                           (ii) When, during any period of 24 consecutive
                  months, the individuals who, at the beginning of such period, constitute the Board of Directors of the Company (the "Incumbent Directors") cease for any reason other than death or disability to constitute at least a majority thereof; provided, however, that a director who was not a director at the beginning of such 24-month period shall be deemed to have satisfied such 24-month requirement (and be an Incumbent Director) if such director was elected by, or on the recommendation of or with approval of, at least two-thirds of the directors who then qualified as Incumbent Directors either actually (because they were directors at the beginning of such 24-month period) or by operation of this provision;

                           (iii) The acquisition of the Company or all or
                  substantially all of the Company's assets by an entity other than the Company (or a Subsidiary) through purchase of assets, or by merger, or otherwise, except in the case of a transaction pursuant to which, immediately after the transaction, the Company's shareholders immediately prior to the transaction own immediately after the transaction at least a majority of the combined voting power of the surviving entity's then outstanding securities which are entitled to vote with respect to the election of directors of such entity; or

                           (iv) The Company files a report or proxy statement
                  with the Commission pursuant to the Exchange Act disclosing in response to Form 8-K, Form 10-K or Schedule 14A (or any successor schedule, form or report or item therein) that a change in control of the Company has or may have occurred or will or may occur in the future pursuant to any then-existing contract or transaction.

                  (f) "Code": The Internal Revenue Code of 1986, as amended from time to time.

                  (g) "Commission": The Securities and Exchange Commission.

                  (h) "Committee": The Compensation Committee of the Board of Directors or such other committee appointed by the Board of Directors which meets the requirements set forth in Section 14.1 hereof.

                  (i) "Company": The Shaw Group Inc., a Louisiana corporation.

                  (j) "Consultant": Any professional advisor to the Company or its Subsidiaries as well as any employee, officer or director of a corporation that serves as an advisor, consultant or independent contractor to the Company or its Subsidiaries. The term "Consultant" shall not, however, include any director, officer or employee of the Company or its Subsidiaries.




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                  (k) "Effective Date": The date on which the Plan shall become effective as set forth in Section 16 hereof.

                  (l) "Exchange Act": The Securities Exchange Act of 1934, as amended, together with all regulations and rules issued thereunder.

                  (m) "Exercise Price": (i) In the case of an Option, the price per Share at which the Shares subject to such Option may be purchased upon exercise of such Option and (ii) in the case of an SAR, the price per Share which upon grant, the Committee determines shall be used in calculating the aggregate value which a Participant shall be entitled to receive upon exercise of such SAR.

                  (n) "Fair Market Value": As applied to a specific date, the fair market value of a Share on such date as determined in good faith by the Committee in the following manner:

                           (i) If the Shares are then listed on any national or
                  regional stock exchange, the Fair Market Value shall be the last quoted sales price of a Share on the date in question, or if there are no reported sales on such date, on the last preceding date on which sales were reported;

                           (ii) If the Shares are not so listed, then the Fair
                  Market Value shall be the mean between the bid and ask prices quoted by a market maker or other recognized specialist in the Shares at the close of the date in question; or

                           (iii) In the absence of either of the foregoing, the
                  Fair Market Value shall be determined by the Committee in its absolute discretion after giving consideration to the book value, the revenues, the earnings history and the prospects of the Company in light of market conditions generally.

The Fair Market Value determined in such manner shall be final, binding and conclusive on all parties.

                  (o) "Incentive Bonus": An Award granted pursuant to Section 8 of the Plan.

                  (p) "ISO": An Option intended to qualify as an "incentive stock option," as defined in Section 422 of the Code or any statutory provision that may replace such Section and designated as an incentive stock option by the Committee.

                  (q) "Officer": An officer of the Company or its Subsidiaries meeting the definition of "officer" in Rule 16a-1(f) (or any successor provision) promulgated by the Commission under the Exchange Act.

                  (r) "NQSO": An Option not intended to be an ISO and designated as a nonqualified stock option by the Committee.

                  (s) "Option": Any ISO or NQSO granted under the Plan.



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                  (t) "Participant": An officer or other employee of or
         Consultant to the Company or any of its Subsidiaries who has been granted an Award under the Plan.

                  (u) "Performance Measures": The Performance Measures described in Section 9.1 of the Plan.

                  (v) "Performance Period": For the purposes of the grant of Performance Shares, the time period during which the applicable performance goal(s) must be met.

                  (w) "Performance Shares": An Award granted pursuant to Section 7 of the Plan.

                  (x) "Plan": This The Shaw Group Inc. 2001 Employee Incentive Compensation Plan, as the same may be amended from time to time.

                  (y) "Related": (i) In the case of an SAR, an SAR that is granted in connection with, and to the extent exercisable, in whole or in part, in lieu of, an Option or another SAR; and (ii) in the case of an Option, an Option with respect to which and to the extent an SAR is exercisable, in whole or in part, in lieu thereof, has been granted.

                  (z) "Restricted Stock": Shares which have been awarded to a Participant under Section 6 hereof.

                  (aa) "Restriction Period": The time period during which Restricted Stock awarded under the Plan must be held before it becomes fully vested, unless additional conditions have been placed upon the vesting thereof.

                  (bb) "SAR": A stock appreciation right awarded to a Participant under Section 5.3 hereto.

                  (cc) "Shares": Shares of the Company's authorized but unissued or reacquired no par value per share common stock, or such other class or kind of shares or other securities as may be applicable pursuant to the provisions of Section 4.4 hereof.

                  (dd) "Subsidiary": Any "subsidiary corporation" of the Company, as such term is defined in Section 424(f) of the Code.

3.       PARTICIPATION.

         Participants shall be selected by the Committee from the officers (whether or not they are directors), employees of the Company or its Subsidiaries (either full or part-time) and Consultants. An Award may be granted to an employee, in connection with hiring, retention or otherwise, prior to the date the employee first performs services for the Company or the Subsidiaries, provided that such Awards shall not become vested prior to the date the employee first performs such services.

4.       SHARES SUBJECT TO PLAN.

         4.1 Shares Subject to the Plan. The maximum number of Shares that may be delivered to Participants and their beneficiaries pursuant to the Plan shall be equal to the sum of: (i) 3.5 million shares of



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Common Stock and (ii) any shares of Common Stock that are represented by awards granted under the Company's 1993 Employee Stock Option Plan, as amended and restated, which are forfeited, expire or are canceled without the delivery of shares of Common Stock or which result in the forfeiture of shares of Common Stock back to the Company. The limitations established by the preceding sentence shall be subject to adjustment as provided in Section 4.4 of the Plan.

         4.2 Accounting for Number of Shares. For purposes of determining the aggregate number of Shares available for delivery to Participants pursuant to the Plan, any Shares granted under the Plan which are forfeited back to the Company because of the failure to meet an award contingency or condition shall again be available for delivery pursuant to new Awards granted under the Plan. Any Shares covered by an Award (or portion of an Award) granted under the Plan, which is forfeited or canceled, expires or is settled in cash, shall be deemed not to have been delivered for purposes of determining the maximum number of Shares available for delivery under the Plan. Likewise, if any Option is exercised by tendering Shares to the Company as full or partial payment in connection with the exercise of an Option under this Plan or the Prior Plan, only the number of Shares issued net of the Shares tendered shall be deemed delivered for purposes of determining the maximum number of Shares available for delivery under the Plan. Further, Shares issued under the Plan through the settlement, assumption or substitution of outstanding Awards or obligations to grant future Awards as a result of acquiring another entity shall not reduce the maximum number of Shares available for delivery under the Plan.

         4.3 Maximum Total Option and SAR Awards. Notwithstanding the provisions of Section 4.1, over the term of the Plan, the total number of Shares that may be issued upon exercise of all Options and SARs granted under the Plan shall not exceed 3.5 million shares of Common Stock. The limitations in this Section 4.3 shall be subject to adjustment as provided in Section 4.4 below.

         4.4 Adjustments. In the event of a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares, or other similar transactions or award), the Committee may adjust Awards as well as the total number of shares subject to the Plan to preserve the benefits or potential benefits of the Awards. Action by the Committee may include: (i) adjustment of the number and kind of Shares (or other securities or property) which may be delivered under the Plan; (ii) adjustment of the number and kind of Shares (or the securities or property) subject to outstanding Awards; (iii) adjustment of the Exercise Price of outstanding Options and SARs; and (iv) any other adjustments that the Committee determines to be equitable, in its sole discretion.

5.       AWARDS OF OPTIONS AND SARS.

         5.1 General Terms And Conditions. The Committee shall have full and complete authority and discretion, except as expressly limited by the Plan, to grant Options and SARs and to provide any and all terms and conditions (which need not be identical among the Participants) thereof. In particular, the Committee shall prescribe the following terms and conditions:

                  (a) The Exercise Price of the Option or SAR, which may not be less than 100% of the Fair Market Value per Share at the date of grant of the Option or SAR;

                  (b) The number of Shares subject to, and the expiration date of, the Option or SAR;



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                  (c) The manner, time and rate (cumulative or otherwise) of exercise of the Option or SAR; provided, however, that except as otherwise specified in the Plan, no Option or SAR awarded to a Participant who is an Officer shall expressly provide for exercise prior to the expiration of six months from the date of grant; and

                  (d) The restrictions or conditions (such as performance goals), if any, to be placed upon the Option or SAR, the exercisability of the Option or SAR or upon the Shares which may be issued upon exercise of the Option or SAR. The Committee may, as a condition of granting an Option or SAR, require that a Participant agree not to thereafter exercise one or more Options or SARs previously granted to such Participant.

         5.2 Maximum Award Of Options and SARs. The number of Shares that may be allotted by the Committee pursuant to Options and SARs awarded to any individual Participant shall not exceed, in any fiscal year, 2.0 million Shares (subject to adjustment pursuant to Section 4.4 of the Plan). If an Option is in tandem with an SAR, such that the exercise of the Option or SAR with respect to a Share cancels the tandem SAR or Option right, respectively, with respect to such Share, the tandem Option and SAR rights with respect to such Share shall be counted as covering but one Share for purposes of applying the limitations of this Section 5.2.

         5.3 SAR Awards.

                  (a) Grant of SARs. An SAR shall, upon its exercise, entitle the Participant to whom such SAR was granted to receive a number of Shares or cash or combination thereof, as the Committee in its discretion shall determine, the aggregate value of which (i.e., the sum of the amount of cash and/or Fair Market Value of such Shares on date of exercise) shall equal the amount by which the Fair Market Value per Share on the date of such exercise shall exceed the Exercise Price of such SAR multiplied by the number of Shares with respect of which such SAR shall have been exercised. An SAR may be related to an Option or may be granted independently of an Option, as the Committee shall from time to time in each case determine. A Related SAR may be granted at the time of grant of an Option or, in the case of an NQSO, at any time thereafter during the term of the NQSO.

                  (b) Related SARs. The Exercise Price of a Related SAR shall be the same as the Exercise Price of the Related Option. A Related SAR shall be exercisable only at such time or times and only to the extent that the Related Option is exercisable and then only when the Fair Market Value per Share on the date of exercise exceeds the Exercise Price. A Related SAR shall expire no later than the Related Option. Upon exercise of a Related SAR, in whole or in part, the Related Option shall be cancelled automatically to the extent of the number of Shares covered by such exercise, and such Shares shall no longer be available for delivery pursuant to future Awards. Conversely, if the Related Option is exercised, in whole or in part, the Related SAR shall be cancelled automatically to the extent of the number of Shares covered by the Option exercise.





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5.4      Exercise of Options and SARs.

                  (a) General Exercise Rights. Except as provided in Section 5.9, an Option or SAR ranted under the Plan shall be exercisable during the lifetime of the Participant to whom such Option or SAR was granted only by such Participant, and except as provided in Section 5.4(c) and
         Section 5.9 hereof, no Option or SAR may be exercised unless at the time such Participant exercises such Option or SAR, such Participant is an employee of and has continuously since the grant thereof been an employee of, the Company or an any of its Subsidiaries. Transfer of employment between Subsidiaries or between Subsidiary and the Company shall not be considered an interruption or termination of employment for any purpose under this Plan. Neither shall a leave of absence at the request, or with the approval, of the Company or Subsidiary be deemed an interruption or termination of employment, so long as the period of such leave does not exceed 90 days, or, if longer, so long as the Participant's right to re-employment with the Company or Subsidiary is guaranteed by contract. An Option or SAR also shall contain such conditions upon exercise (including, without limitation, conditions limiting the time of exercise to specified periods) as may be required to satisfy applicable regulatory requirements, including, without limitation, Rule 16b-3 (or any successor rule) promulgated by the Commission.

                  (b) Notice Of Exercise. An Option or SAR may not be exercised with respect to less than 100 Shares, unless the exercise relates to all Shares covered by the Option or SAR at the date of exercise. An Option or SAR may be exercised by delivery of a written notice to the Company, which shall state the election to exercise the Option or SAR and the number of whole Shares in respect of which it is being exercised, and shall be signed by the person or persons so exercising the Option or SAR. In the case of an exercise of an Option or SAR, such notice shall either: (i) if applicable, be accompanied by payment of the full Exercise Price and all applicable withholding taxes, in which event the Company shall deliver any certificate(s) representing Shares to which the Participant is entitled as a result of the exercise as soon as practicable after the notice has been received; or (ii) fix a date (not less than 5 nor more than 15 business days from the date such notice has been received by the Company) for the payment of the full Exercise Price and all applicable withholding taxes, against delivery by the Company of any certificate(s) representing Shares to which the Participant is entitled to receive as a result of the exercise. Payment of such Exercise Price and withholding taxes shall be made as provided in Sections 5.4(d) and 13, respectively. In the event the Option or SAR shall be exercised pursuant to Section 5.4(c)(i) or Section 5.9 hereof, by any person or persons other than the Participant, such notice shall be accompanied by appropriate proof of the right of such person or persons to exercise the Option or SAR.

                  (c) Exercise After Termination Of Employment. Except as otherwise determined by the Committee at the date of grant of the Option or SAR and as is provided in the applicable Agreement evidencing the Award, upon termination of a Participant's employment with the Company or any of its Subsidiaries, such Participant (or in the case of death, the person(s) to whom the Option is transferred by will or the laws of descent and distribution) may exercise such Option or SAR during the following periods of time (but in no event after the expiration date of such Option or SAR) to the extent that such Participant was entitled to exercise such Option or SAR (or portion thereof) at the date of such termination (i.e., the Option or SAR (or portion thereof) must be "vested" at the time of termination to be exercisable thereafter):



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                           (i) In the case of termination as a result of death,
                  disability or retirement of the Participant, the Option or SAR shall remain exercisable for a one-year period following such termination; for this purpose, "disability" shall exist when the Participant is unable to engage in any substantial, gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months, as determined by the Committee in its sole discretion, and "retirement" shall mean voluntary retirement at or after the Participant's normal retirement date as determined by the Committee in its sole discretion;

                           (ii) In the case of termination for Cause, the Option
                  shall immediately terminate and shall no longer be exercisable; and

                           (iii) In the case of termination for any reason other
                  than those set forth in subparagraphs (i) and (ii) above, the Option or SAR shall remain exercisable for three months after the date of termination.

         To the extent the Option or SAR is not exercised within the foregoing periods of time, the Option or SAR shall automatically terminate at the end of the applicable period of time. Notwithstanding the foregoing provisions, failure to exercise an ISO within the periods of time prescribed under Sections 421 and 422 of the Code shall cause an ISO to cease to be treated as an "incentive stock option" for purposes of
         Section 421 of the Code.

                  (d) Payment of Option Exercise Price. Upon the exercise of an Option, payment of the Exercise Price shall be made either (i) in cash (by a certified check, bank draft or money order payable in United States dollars), (ii) with the consent of the Committee and subject to
         Section 5.4(e) hereof, by delivering the Participant's duly-executed promissory note and related documents, (iii) with the consent of the Committee, by delivering Shares already owned by the Participant valued at Fair Market Value as of the date of exercise, (iv) with the consent of the Committee, by irrevocably authorizing a third party to sell shares of Common Stock (or a sufficient portion of such shares) acquired upon exercise of the Option and remit to the Company a sufficient portion of the sales proceeds to pay the entire Exercise Price and any tax withholding resulting from such exercise, or (v) by a combination of the foregoing forms of payment.

                  (e) Payment With Loan. The Committee may, in its sole discretion, assist any Participant in the exercise of one or more Options granted to such Participant under the Plan by authorizing the extension of a loan to such Participant from the Company. Except as otherwise provided in this Section 5.4(e), the terms of any loan (including the interest rate and terms of repayment) shall be established by the Committee in its sole discretion. Any such loan by the Company shall be with full recourse against the Participant to whom the loan is granted, shall be secured in whole or in part by the Shares so purchased, and shall bear interest at a rate not less than the minimum interest rate required at the time of purchase of the Shares in order to avoid having imputed interest or original issue discount under Sections 483 or 1272 of the Code. In addition, any such loan by the Company shall become immediately due and payable in full, at the option of the Company, upon termination of the Participant's employment with the Company or its Subsidiaries for any reason or upon the sale of any Shares acquired with such loan to the extent of the cash and fair market value of any property received by the Participant in such sale. The Committee may make arrangements for the application of payroll deductions from compensation payable to the Participant to amounts owing to the Company under any such loan. Until any loan by the Company under this



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         Section 5.4(e) is fully paid in cash, the Shares shall be pledged to the Company as security for such loan and the Company shall retain physical possession of the stock certificates evidencing the Shares so purchased together with a duly executed stock power for such Shares. No loan shall be made hereunder unless counsel for the Company shall be satisfied that the loan and the issuance of Shares funded thereby will be in compliance with all applicable federal, state and local laws, and such counsel shall be consulted prior to the funding of any such loan.

         5.5 Settlement of Awards of Options and SARs. Settlement of Awards of Options and SARs is subject to Section 10.

         5.6 Options or SARs Awarded To Consultants. Any provision of this
Section 5 to the contrary notwithstanding, (i) an Option or SAR may be exercised at any time by a Participant who is a Consultant during the applicable period in the manner provided in Section 5.4(b) above; provided, that in the event of the death of a Participant who is a Consultant, the Option or SAR may be exercised by the executors or administrators of the estate of such Consultant or by the person or persons who shall have acquired the Option or SAR directly by bequest or inheritance; and (ii) the Exercise Price for an Option or SAR awarded to a Consultant must be paid in cash (by a certified check, bank draft of money order).

         5.7 Rights As A Shareholder. A Participant shall have no rights as a shareholder with respect to any Shares issuable on exercise of an Option or SAR until the date of the issuance of a stock certificate to the Participant for such Shares. No adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions or other rights for which the record date is prior to the date such stock certificate is issued, except as provided in Section 4.4 hereof.

         5.8 Special Provisions for ISOs.

         Any provision of the Plan to the contrary notwithstanding, the following special provisions shall apply to all ISOs granted under the Plan:

                  (a) The Option must be expressly designated as an ISO by the Committee and in the Agreement evidencing the Option;

                  (b) No ISO shall be granted more than ten years from the Effective Date of the Plan and no ISO shall be exercisable more than ten years from the date such ISO is granted;

                  (c) The Exercise Price of any ISO shall not be less than the Fair Market Value per Share on the date such ISO is granted;

                  (d) Any ISO shall not be transferable by the Participant to whom such ISO is granted other than by will or the laws of descent and distribution and shall be exercisable during such Participant's lifetime only by such Participant;

                  (e) No ISO shall be granted to any individual who, at the time such ISO is granted, owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any Subsidiary unless the Exercise Price of such ISO is at least 110% of the Fair Market Value per Share at the date of grant and such ISO is not exercisable after the expiration of five years from the date such ISO is granted;



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                  (f) The aggregate Fair Market Value (determined as of the time any ISO is granted) of any Company stock with respect to which any ISOs granted to a Participant are exercisable for the first time by such Participant during any calendar year (under this Plan and all other stock option plans of the Company and any of its Subsidiary and any predecessor of any such corporations) shall not exceed $100,000 as required under Section 422(d)(i) of the Code. (To the extent the $100,000 limit is exceeded, the $100,000 in Options, measured as described above, granted earliest in time will be treated as ISOs); and

                  (g) any other terms and conditions as may be required in order that the ISO qualifies as an "incentive stock option" under Section 422 of the Code or successor provision.

Notwithstanding the provisions of Section 5.4(c)(i), the favorable tax treatment available pursuant to Section 422 of the Code upon the exercise of an ISO will not be available to a Participant who exercises any ISO more than (i) 12 months after the date of termination of employment due to the Participant's disability or (ii) three months after the date of termination of employment due to retirement of the Participant.

         5.9 Limited Transferability. No Option or SAR, nor any interest therein, may be assigned, encumbered or transferred except, in the event of the death of a Participant, by will or the laws of descent and distribution. Notwithstanding the foregoing, the Committee shall have the discretionary authority to grant NQSOs and SARs (that are not Related to an ISO) that are transferable by the Participant to the Participant's children, grandchildren, spouse, one or more trusts for the benefit of such family members, or a partnership in which such family members were the only partners. The holder of an NQSO or SAR transferred pursuant to this Section 5.9 shall be bound by the terms and conditions that govern the NQSO or SAR during the period that it was held by the Participant; provided, however, that such transferee may not transfer the NQSO or SAR except by will or the laws of descent and distribution.

6.       RESTRICTED STOCK.

         6.1 General Terms/Conditions. The Committee may, in its discretion, grant one or more Awards of Restricted Stock to any Participant. Each Award of Restricted Stock shall be evidenced by an Agreement which shall specify the number of Shares to be issued to the Participant, the date of such issuance, the price, if any, to be paid for such Shares by the Participant, the Restriction Period and any other conditions imposed on such Shares as the Committee, in its discretion, shall determine. Notwithstanding the foregoing, the Committee shall impose upon each Award of Restricted Stock made to a Participant who is an Officer a Restriction Period expiring no earlier than six months after the date of grant of the Restricted Stock.

         6.2 Maximum Award Of Restricted Stock. The maximum number of Shares that may be allotted by the Committee pursuant to Restricted Stock awarded to any individual Participant shall not exceed, in any fiscal year, 25,000 Shares.


         6.3 Restrictions And Forfeitures.

                  (a) Shares included in Restricted Stock Awards may not be sold, assigned, transferred, pledged or otherwise disposed of or encumbered, either voluntarily or involuntarily, until such Shares have fully vested.

                  (b) Participants holding shares of Restricted Stock granted hereunder may be granted the right to exercise full voting rights with respect to those Shares during the Restriction Period. During the Restriction Period, Participants holding shares of Restricted Stock granted hereunder may be credited with regular cash dividends paid with respect to the underlying Shares while they are so held. The Committee may apply any restrictions to the dividends that the Committee deems appropriate. Without limiting the generality of the preceding sentence, if the grant or vesting of Restricted Stock is designed to comply with one or more of the Performance Measures set forth in Section 9.1, the Committee may apply any restrictions it deems appropriate to the payment of dividends declared with respect to such Restricted Stock, such that the dividends and/or the Restricted Stock maintain eligibility under Section 162(m) of the Code.

                  (c) In the event that the Participant shall have paid any cash for the Restricted Stock, the Agreement shall specify whether and to what extent such cash shall be returned upon a forfeiture (with or without an earnings factor).

                  (d) The Restricted Stock shall be evidenced by a stock certificate registered only in the name of the Participant, which stock certificate shall be held by the Company until the Restricted Stock has fully vested.

                  (e) The occurrence of any of the following events shall cause the immediate vesting of the Restricted Stock:

                           (i) the death of the Participant;

                           (ii) the retirement of the Participant on or after
                  the Participant's normal retirement date;

                           (iii) the disability of the Participant.

                  For the purposes of this Subsection, the term "disability" shall be defined as such term is defined in Section 5.4(c)(i). Notwithstanding the foregoing, to the extent a condition(s) other than a Restriction Period has been imposed by the Committee upon the Restricted Stock, the occurrence of the foregoing shall not cause immediate vesting unless and until such condition(s) has been met.

                  (f) A Restricted Stock Award shall be entirely forfeited by the Participant in the event that prior to vesting, the Participant breaches any terms or conditions of the Plan, the Participant resigns from or is terminated by the Company, or any condition(s) imposed upon vesting are not met.

         6.4 Legend On Certificates. Each certificate evidencing a Restricted Stock Award under the Plan shall be registered in the name of the Participant and deposited by the Participant, together with a stock power endorsed in blank, with the Company and shall bear the following (or a similar) legend:

                  "The transferability of this certificate and the shares of Common Stock represented hereby are subject to the terms and conditions (including forfeiture) contained in The Shaw Group Inc. 2001 Employee Incentive Compensation Plan and a Restricted Stock Agreement entered into between the registered owner and The Shaw Group Inc. Copies of such Plan and Agreement are on file in the offices of the Secretary of The Shaw Group Inc., 8545 United Plaza Boulevard, Baton Rouge, Louisiana 70809."

         6.5 Section 83(b) Elections. Within 30 days after the issuance of shares of Restricted Stock to a Participant under the Plan, the Participant shall decide whether or not to file an election pursuant to Section 83(b) of the Code and Treasury Regulation Section 1.83-2 (and state law counterparts) with respect to such Restricted Stock. If the Participant does file such an election, the Participant shall promptly furnish the Company with a copy of such election.

7.       PERFORMANCE SHARES.

         7.1 Grant of Performance Shares. Subject to the terms of the Plan, Performance Shares may be granted to Participants in such amounts and upon such terms, and at any time and from time to time, as shall be determined by the Committee, provided that no more than 25,000 Shares may be subject to any Performance Share Awards granted to any individual Participant in any fiscal year.

         7.2 Value of Performance Shares. Each Performance Share shall have an initial value equal to the Fair Market Value of a Share on the date of grant. The Committee shall set performance goals in its discretion which, depending on the extent to which they are met, will determine the number and/or value of Performance Shares that will be paid out to the Participant.

         7.3 Earning of Performance Shares. Subject to the terms of the Plan, after the applicable Performance Period has ended, the holder of Performance Shares shall be entitled to receive payout on the number and value of Performance Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance goals have been achieved.

         7.4 Form and Timing of Payment of Performance Shares. Payment of earned Performance Shares shall be made in a single lump sum following the close of the applicable Performance Period. Subject to the terms of this Plan, the Committee, in its sole discretion, may pay earned Performance Shares in the form of cash or in Shares (or in a combination thereof) which have an aggregate Fair Market Value equal to the value of the earned Performance Shares at the close of the applicable Performance Period. Such Shares may be granted subject to any restrictions deemed appropriate by the Committee. The determination of the Committee with respect to the form of payout of such Awards shall be set forth in the Agreement pertaining to the grant of the Award of Performance Shares.

         At the discretion of the Committee, Participants may be entitled to receive any dividends declared with respect to Shares which have been earned in connection with grants of Performance Shares which have been earned, but not yet distributed to Participants (such dividends shall be subject to the same accrual, forfeiture, and payout restrictions as apply to dividends earned with respect to Shares of Restricted Stock, as set forth in Section 6 hereof). In addition, Participants may, at the discretion of the Committee, be entitled to exercise their voting rights with respect to such Shares.

         7.5 Termination of Employment Due to Death, Disability, or Retirement. Unless determined otherwise by the Committee and set forth in the Agreement evidencing an Award of Performance Shares, in the event the employment of a Participant is terminated by reason of death, disability, or retirement during a Performance Period, the Participant or his legal representative shall receive a payout of the Performance

Shares which is prorated, as specified by the Committee, in its sole discretion. For purposes of this Section 7.5, the term "disability" shall be defined as such term is defined in Section 5.4(c)(i).

         Payment of earned Performance Shares shall be made at a time specified by the Committee in its sole discretion and set forth in the Agreement evidencing such Award. Notwithstanding the foregoing, with respect to Performance Shares that have been awarded with the intention of qualifying as "performance-based compensation" under Section 162(m) of the Code to a Participant who retires during a Performance Period, payment shall be made pursuant to such Performance Share Award at the same time as payments are made to Participants who did not terminate employment during the applicable Performance Period.

         7.6 Termination of Employment for Other Reasons. In the event that a Participant's employment terminates for any reason other than those reasons set forth in Section 7.5 above, all Performance Shares shall be forfeited by the Participant to the Company unless determined otherwise by the Committee, as set forth in the Agreement evidencing such Award.

         7.7 Non-Transferability. Except as otherwise provided in an Agreement evidencing such Award of Performance Shares, Performance Shares may not be sold, assigned, transferred, pledged or otherwise disposed of or encumbered, either voluntarily or involuntarily, until such Performance Shares have fully vested. Further, except as otherwise provided in an Agreement evidencing such Award of Performance Shares, a Participant's rights under the Plan shall be exercisable during the Participant's lifetime only by the Participant or the Participant's legal representative.

8.       INCENTIVE BONUSES.

         8.1 Awards of Incentive Bonuses. The Committee shall have the discretionary authority to designate Participants to whom Incentive Bonuses are to be paid. Incentive Bonuses shall be determined exclusively by the Committee pursuant to procedures established by the Committee; provided, however, that for any fiscal year, no individual Participant may receive Incentive Bonuses aggregating more than $5 million.

         8.2 Terms and Conditions. The Committee, at the time an Incentive Bonus is made, shall specify the terms and conditions that govern the granting thereof. Such terms and conditions may include, by way of example and not limitation, requirements that the Participant complete a specified period of employment with the Company or a Subsidiary, or that the Company or Subsidiary or the Participant attain stated objectives or goals as a prerequisite to payment under an Incentive Bonus. The Committee, at the time the Incentive Bonus is granted shall also specify what amount shall be payable under the Incentive Bonus and whether amounts shall be payable in the event of the Participant's death, disability or retirement.

         8.3 Settlement of Incentive Bonuses. Settlement of Incentive Bonuses is subject to Section 10.


9.       PERFORMANCE-BASED COMPENSATION.

         9.1 Performance Measures. The Committee may designate whether an Award being granted to any Participant is intended to be "performance-based compensation" as that term is used in Section 162(m) of the Code. Any such Awards designated by the Committee to be "performance-based compensation" shall be conditioned on the achievement of one or more Performance Measures, to the extent required by Code Section

162(m). The Performance Measures that may be used by the Committee for such Awards shall be based on any one or more of the following, as selected by the
Committee:

                  (a) Earnings per share;

                  (b) Net income (before or after taxes);

                  (c) Return measures (including, but not limited to, return on assets, capital, equity or sales);

                  (d) Earnings before or after taxes;

                  (e) Share price (including, but not limited to, growth measure and total shareholder return);

                  (f) Gross revenues;

                  (g) Working capital measures; or

                  (h) Backlog.

For Awards under this Section 9 intended to be "performance-based compensation",
(i) the grant of the Awards and the establishment of the Performance Measures shall be made during the period required by Section 162(m) of the Code and (ii) the Committee shall certify in writing that the Performance Measure has been met. The Committee shall have the discretion to define the Performance Measures on a corporation or subsidiary or business division basis or in comparison with peer group performance.

         9.2 Board Authority. In the event that applicable tax and/or securities laws change to permit the Committee discretion to alter the governing Performance Measures without obtaining shareholder approval of such changes, the Board of Directors of the Company shall have the sole discretion to make changes in the Performance Measures without shareholder approval.

10.      SETTLEMENT OF AWARDS.

         The obligation to make payments and distributions with respect to Awards may be satisfied through cash payments, the delivery of shares of Common Stock, the granting of replacement Awards, or combination thereof as the Committee shall determine, in its sole discretion. Satisfaction of any such obligations under an Award, which is sometimes referred to as "settlement" of the Award, may be subject to such conditions, restrictions, and contingencies as the Committee shall determine. The Committee may permit or require the deferral of any Award payment, subject to such rules and procedures as it may establish, which may include provisions for the payment or crediting of interest or dividend equivalents. Each Subsidiary shall be liable for payment of cash due under the Plan with respect to any Participant to the extent that such benefits are attributable to the services rendered for that Subsidiary by the Participant. Any disputes relating to liability of a Subsidiary for cash payments shall be resolved by the Committee.

11.      CONSULTANTS.

         An Award made to a Consultant hereunder must be supported by bona fide services actually rendered by the Company to the Consultant. However, in no event shall an Award be made to a Consultant (i) for services rendered by the Consultant in connection with the offer or sale of securities in a capital raising transaction or (ii) who directly or indirectly promotes or maintains a market for the Company's securities.

12.      GOVERNMENT REGULATIONS.

         This Plan, the granting of Awards under this Plan and the issuance or transfer of Shares (and/or the payment of money) pursuant thereto are subject to all applicable federal and state laws, rules and regulations and to such approvals by any regulatory or governmental agency (including without limitation "no action" positions of the Commission) which may, in the opinion of counsel for the Company, be necessary or advisable in connection therewith. Without limiting the generality of the foregoing, no Awards may be granted under this Plan, and no Shares shall be issued by the Company, pursuant to or in connection with any such Award, unless and until, in each such case, all legal requirements applicable to the issuance or payment have, in the opinion of counsel to the Company, been complied with. In connection with any stock issuance or transfer, the person acquiring the Shares shall, if requested by the Company, give assurances satisfactory to counsel to the Company in respect of such matters as the Company may deem desirable to assure compliance with all applicable legal requirements. The Company shall not be required to deliver any Shares under the Plan prior to (i) the admission of such Shares to listing or for quotation on any stock exchange or automated quotation system on which Shares may then be listed or quoted, and (ii) the completion and effectiveness of such registration or other qualification of such Shares under any state or federal law, rule or regulation, as the Committee shall determine to be necessary or advisable.

13.      TAX WITHHOLDING.

         The Company shall have the right to withhold from amounts due Participants, or to collect from Participants directly, the amount which the Company deems necessary to satisfy any taxes required by law to be withheld at any time by reason of participation in the Plan, and the obligations of the Company under the Plan shall be conditional on payment of such taxes. The Participant may, prior to the due date of any taxes, pay such amounts to the Company in cash, or with the consent of the Committee, in Shares (which shall be valued at their Fair Market Value on the date of payment). There is no obligation under this Plan that any Participant be advised of the existence of the tax or the amount required to be withheld. Without limiting the generality of the foregoing, in any case where it determines that a tax is or will be required to be withheld in connection with the issuance or transfer or vesting of Shares under this Plan, the Company may pursuant to such rules as the Committee may establish, reduce the number of such Shares so issued or transferred by such number of Shares as the Company may deem appropriate in its sole discretion to accomplish such withholding or make such other arrangements as it deems satisfactory. Notwithstanding any other provision of this Plan, the Committee may impose such conditions on the payment of any withholding obligation as may be required to satisfy applicable regulatory requirements, including, without limitation, Rule 16b-3 (or successor provision) promulgated by the Commission.

14.      ADMINISTRATION OF PLAN.

         14.1 The Committee. The Plan shall be administered by the Committee, which shall be comprised of two or more members of the Board of Directors, each of whom shall be a "Non-Employee Director" as defined in Rule 16b-3(b)(3) (or any successor provision) promulgated by the Commission and each of whom shall qualify as an "outside director" as defined in Section 162(m) of the Code.

         14.2 Committee Action. A majority of the members of the Committee at the time in office shall constitute a quorum for the transaction of business, and any determination or action may be taken at a meeting by a majority vote or may be taken without a meeting by a written resolution signed by all members of the Committee. All decisions and determinations of the Committee shall be final, conclusive and binding upon all Participants and upon all other persons claiming any rights under the Plan with respect to any Award. Members of the Board of Directors and members of the Committee acting under the Plan shall be fully protected in relying in good faith upon the advice of counsel and shall incur no liability except for willful misconduct in the performance of their duties.

         14.3 Committee Authority. In amplification of the Committee's powers and duties, but not by way of limitation, the Committee shall have full authority and power to:

                  (a) Construe and interpret the provisions of the Plan and establish, amend and rescind rules and regulations relating to the Plan and to make all other determinations that may be necessary or advisable for the administration of the Plan not inconsistent with the Plan;

                  (b) Decide all questions of eligibility for Plan participation and for the grant of Awards;

                  (c) Determine the types of Awards and the number of Shares covered by the Awards, if any, to be granted to any Participant, to establish the terms, conditions, Performance Measures, restrictions and other provisions of such Awards, and (subject to the restrictions imposed by Section 17) to cancel or suspend Awards;

                  (d) Adopt forms of agreements and other documents consistent with the Plan;

                  (e) Engage agents to perform legal, accounting and other such professional services as it may deem proper for administering the Plan; and

                  (f) Take such other actions as may be reasonably required or appropriate to administer the Plan or to carry out the Committee activities contemplated by other sections of this Plan.

         14.4 Indemnification. In addition to such other rights of indemnification as they may have as directors or as members of the Committee, the Board of Directors and the members of the Committee shall be indemnified by the Company against the reasonable expenses, including court costs and reasonable attorneys' fees, actually incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan or any Award granted hereunder, and against all amounts paid by them in settlement thereof or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except where such indemnification is expressly prohibited by applicable law.

15.      CHANGE OF CONTROL.

         Subject to the provisions of Section 4.4 (relating to the adjustment of Shares), or except as otherwise provided in the Agreement evidencing the Award, upon the occurrence of a Change of Control:

                  (a) all outstanding Options (regardless of whether in tandem with SARs) shall become fully exercisable,

                  (b) all outstanding SARs (regardless of whether in tandem with Options) shall become fully exercisable,

                  (c) all Restricted Stock and Performance Shares shall become fully vested, and

                  (d) All Incentive Bonuses that have been approved and accrued shall become fully payable.

16.      EFFECTIVE DATE AND SHAREHOLDER APPROVAL.

         The Effective Date of the Plan shall be November 27, 2000 (the date the Plan was approved by the Board of Directors) subject to receipt within one year of such date the approval of the Plan by the holders of a majority of the total voting power of the voting securities of the Company present in person or represented by proxy at a meeting of shareholders at which the approval of such Plan is considered.

17.      AMENDMENT AND TERMINATION.

         17.1 The Plan

                  (a) Amendment. The Board of Directors may amend the Plan from time to time in its sole discretion unless the amendment would, pursuant to any applicable federal, state or local law or pursuant to the rules of the exchange upon which the Common Stock is then trading, require shareholder approval, in which event such approval shall be obtained. However, no amendment shall adversely affect the rights of any Participant under any Award theretofore made under the Plan, without the Participant's consent.

                  (b) Termination. The Plan shall terminate automatically on the tenth anniversary of the Effective Date, and the Board of Directors may suspend or terminate the Plan at any earlier time. Upon termination of the Plan, no additional Awards shall be granted under the Plan; provided, however, that the terms of the Plan shall continue in full force and effect with respect to outstanding Awards and Shares issued under the Plan.

         17.2 Awards. Subject to the terms and conditions and the limitations of the Plan, the Committee may in the exercise of its sole discretion modify, extend or renew the terms of outstanding Awards granted under the Plan, or accept the surrender of outstanding Awards (to the extent not theretofore exercised). Notwithstanding the foregoing, however, no modification of an Award shall, without the consent of the Participant, impair any rights or obligations under any Awards theretofore granted under the Plan.

18.      MISCELLANEOUS.

         18.1 No Individual Rights. No person shall have any claim or right to be granted an Award under the Plan, or having been selected as a Participant for one Award, to be so selected again. Neither the establishment of the Plan nor any amendments thereto, nor the granting of any Award under the Plan, shall be construed as in any way modifying or affecting, or evidencing any intention or understanding with respect to, the terms of the employment of any Participant with the Company or any of its Subsidiaries.

         18.2 Multiple Awards. Subject to the terms and restrictions set forth in the Plan, a Participant may hold more than one Award.

         18.3 Written Notice. As used herein, any notices required hereunder shall be in writing and shall be given on the forms, if any, provided or specified by the Committee. Written notice shall be effective upon actual receipt by the person to whom such notice is to be given; provided, however, that in the case of notices to Participants and their transferees, heirs, legatees and legal representatives, notice shall be effective upon delivery if delivered personally or three business days after mailing, registered first class postage prepaid to the last known address of the person to whom notice is given. Written notice shall be given to the Committee and the Company at the following address or such other address as may be specified from time to time:

                  The Shaw Group Inc.
                  4171 Essen Lane
                  Baton Rouge, Louisiana  70809
                  Attention:  Secretary

         18.4 Unfunded Plan. The Plan shall be unfunded and shall not create (and shall not be construed to create) a trust or a separate fund or funds. The Plan shall not establish any fiduciary relationship between the Company and any Participant. To the extent any person holds any obligation of the Company by an Award granted under the Plan, such obligation shall merely constitute a general unsecured liability of the Company and accordingly, shall not confer upon such person any right, title or interest in any assets of the Company.

         18.5 Applicable Law; Severability. The Plan shall be governed by and construed in all respects in accordance with the laws of the State of Louisiana. If any provision of the Plan shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions of the Plan shall continue to be fully effective.